EXHIBIT  4.2

                              PROGINET CORPORATION

                    INDEPENDENT DIRECTORS; STOCK OPTION PLAN
                 (amended and restated as of February 21, 1995)


         WHEREAS, Proginet Corporation (the "Company") has previously adopted the Proginet Corporation Independent Directors; Stock Option Plan (the "Directors' Plan") by action of the Board of Directors of the Company dated October 18, 1994; and

         WHEREAS, the Company now wishes to amend and restate the Directors'
Plan.

         NOW THEREFORE, the Directors' Plan is hereby amended and restated , as of February 21, 1995, to read in its entirety as follows:

SECTION 1.        PURPOSE

         The purpose of the Directors' Plan is to promote the interests of the Company and its stockholders by retaining the current independent directors of the Company, giving such individuals an opportunity to acquire proprietary interests in the Company, and creating an increased personal interest in the continued success and progress of the Company. As used in this Directors' Plan, the term "Independent Director" means a director of the Company who is not an officer or employee of the company, or is not, directly or indirectly, together with members of his or her "immediate family" (as that term is defined in Rule 16a-1(e) promulgated under the Securities Exchange Act of 1934 (the "Exchange Act")), the beneficial owner of five percent (5%) or more of the Company's Common Stock (the "Common Stock"), including "derivative securities", as that term is defined in Rule 16a-1(c) promulgated under the Exchange Act, related to the Company's Common Stock. The term "Independent Director" shall not include any director of the Company who in writing excludes himself or herself from participation in the Directors' Plan.

SECTION 2.        NON-STATUTORY OPTIONS

         It is intended that options to purchase shares of Common Stock granted under the Directors' Plan shall be non-qualified or non-statutory options, and not incentive stock options within the meaning of Section 422A of the Internal Revenue Code of 1986, as amended. Non-statutory options granted under the Directors' Plan are hereinafter referred to as "Options." Shares of Common Stock issued upon the exercise of options granted hereunder may be authorized but unissued shares, or shares held in the Company's treasury.

SECTION 3.        ADMINISTRATION OF THE DIRECTORS' PLAN

         The Directors' Plan shall be administered by the Compensation and Stock Option Committee (the "Committee") of the Company's Board of Directors (the "Board").

SECTION 4.        GRANTING OF OPTIONS

         4.1 Subject to the provisions of the Plan, Options to purchase sixty-thousand (60,000) shares of the Company's Common Stock shall be awarded to each Independent Director of the company on the effective date of the Plan.

         The number of shares for which Options granted under this Section 4 are exercisable shall be subject to adjustment as provided in Section 10.

         The total number of shares of Common Stock for which Options may be granted under the Directors' Plan is 120,000 subject to adjustment as provided in Section 10. Options granted pursuant to the Plan shall reduce the number of shares available for awards pursuant to the Company's Equity Incentive Plan by the number of shares of Common Stock for which Options are granted hereunder. If an option granted under the Directors' Plan shall expire or terminate for any reason without having been exercised in full, the unpurchased shares subject to the Option shall (unless the Directors' Plan shall terminate) become available for the grant of awards under the Company's Equity Incentive Plan.

SECTION 5.        TERMS OF OPTIONS

         Options granted under the Directors' Plan shall be fully vested according to the following schedule: 30,000 shares upon the closing of the initial public offering of the Company's Common Stock on the Vancouver Stock Exchange and 10,000 shares per quarter commencing June 30, 1995 and ending December 31, 1995. No Option may be exercised after ten (10) years from the date the Option is granted, and Options shall be subject to earlier termination as hereinafter provided.

         The purchase price of a share of Common Stock covered by the Options granted under Section 4 shall be equal to the initial public offering price of the Company's Common Stock in the initial public offering of the Company's Common Stock on the Vancouver Stock Exchange. Such price shall be subject to adjustment as provided in Section 10 hereof. The purchase price of any shares as to which an Option shall be exercised shall be paid in full at the time of the exercise (i) in cash (ii) by bank or certified check or (iii) by delivery of certificates for shares of Common Stock appropriately endorsed for transfer to the Company, equal in fair market value on the date of exercise to the purchase price of the Common Stock. Each Option granted hereunder shall be evidenced by an option agreement, a form of which is attached hereto as Exhibit A.

SECTION 6.        NON-TRANSFERABILITY

All Options granted under the Directors' Plan shall not, by their terms, be transferable otherwise than by will or by the laws of descent and distribution, and shall be exercisable, during the lifetime of the optionee, only by the optionee.

SECTION 7.        WITHHOLDING

         The Company shall have the right, in connection with the exercise of any Option, to deduct from the amount of any payment or other compensation payable to the optionee, taxes required by law to be withheld from such payment or other compensation payable to the optionee or to require the recipient to pay the Company an amount sufficient to provide for any such taxes so required to be withheld by law.

SECTION 8.        TERMINATION OF SERVICE AS A DIRECTOR

         In the event an optionee's services as a Director shall terminate for any reason, any Option granted under the Directors' Plan may be exercised by the optionee to the extent the optionee was entitled to do so at the date of termination of service as a Director ("Termination Date"), within the twenty-four (24) months after such Termination Date; provided, however, that in no event may an Option be exercised after ten (10) years from the date the Option is granted or after twenty-four (24) months from the Termination Date, whichever date is sooner.

         The foregoing notwithstanding, in the event that an optionee's Termination Date is prior to the approval of the Directors; Plan by the shareholders and the Directors' Plan is subsequently approved by the shareholders, the Option(s) that would have been exercisable on the Termination Date had the Directors' Plan been approved shall be exercisable by the optionee for the balance of the twenty-four (24) month period described above.

         Nothing in the Directors' Plan or in any agreement evidencing an Option granted pursuant to the Directors' Plan shall confer upon any person any right to continue in the service of the Company as a Director or interfere in any way with the rights of the Company or its stockholders to terminate the service of a director at any time in accordance with the Company's Certificate of Incorporation and Bylaws.

SECTION 9.        DEATH OF DIRECTOR

         If an optionee shall die while serving as a Director or within the period after termination of service as a Director during which the optionee is permitted to exercise an Option granted under the Directors' Plan, then the Option may be exercised by a legatee or legatees of the optionee under his or her last will, or by his or her personal representatives or distributees, to the extent the optionee was entitled to do so at his or her date of death, at any time within one (1) year after the death of the optionee, at the end of which period the Option shall terminate; provided, however, that in no event may an Option be exercised after the expiration of ten (10) years from the date that the Option is granted.

SECTION 10.       ADJUSTMENTS UPON CHANGES IN CAPITALIZATION

                  In the event of recapitalization, stock split, stock dividend, combination or exchange of shares, merger, consolidation, reorganization or liquidation, or any other change in the corporate structure or shares of the Company, the number and kind of shares for which Options may be granted under the Directors' Plan and, with respect to outstanding options granted under the Directors' Plan, the number and kind of shares covered by outstanding Options and the exercise price shall be equitably adjusted by the Committee to prevent enlargement or diminution of the rights of optionees and, to the extent possible consistent with the foregoing, in the same manner so provided in non-statutory options outstanding under the Company's Equity Incentive Plan.

SECTION 11.       LISTING AND REGISTRATION OF SHARES

         If at any time the Board shall determine, in its discretion, that the listing, registration or qualification of any of the shares subject to Options granted under the Directors' Plan upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of or in connection with the purchase or issue of shares upon the exercise of Options, then no outstanding Options may be exercised in full or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Board. The Board may require any person exercising an Option granted under the Directors' Plan to make such representations and furnish such information as the Board may consider appropriate in connection with the issuance or delivery of any shares in order to comply with applicable law and shall have the authority to cause the Company at its expense to take any action related to the Directors' Plan which may be required in connection with such listing, registration, qualification, consent, or approval.

SECTION 12.       EFFECTIVE DATE OF DIRECTORS' PLAN

         The Directors' Plan, as amended and restated, shall become effective as of February 21, 1995, subject to approval by the company's shareholders. No options granted prior to approval by the Company's shareholders shall be exercisable until such approval shall have been obtained.